Exhibit 10.17

March 24, 2018

Grad Conn

Dear Grad:

This letter confirms our previous conversations regarding the employment opportunity available to you with Sprinklr, Inc. (the “Company”) and sets forth the terms and conditions of that employment.

1. The Company hereby offers you full-time employment as the Chief Marketing Officer for Sprinklr commencing on or about Monday, April 9, 2018 (the “Start Date”). You shall report to Ragy Thomas, CEO. During the period of your employment, you shall (a) devote your entire working time at the direction of the Company or its affiliates, (b) use your best efforts to complete all assignments, and (c) adhere to the Company’s written procedures and policies in place from time to time.

2. Your initial base salary will be at the rate of $375,000 (Three Hundred and Seventy-Five Thousand dollars) per year payable in cash in accordance with the Company’s standard payroll schedule for salaried employees, subject to standard withholding and payroll taxes (the “Base Salary”). In addition, you will be eligible to participate in the variable compensation plan applicable to your role. You will receive further details on the plan when you commence employment, but the target variable compensation will be $187,500 (One Hundred and Eighty-Seven Thousand Five-Hundred dollars) (the “Incentive Bonus”). The Incentive Bonus is paid annually and will be prorated based on your start date.

3. The Company has established a standard Company stock grant and option plan (the “Plan”). The Company’s Board of Directors has approved that you be granted options to purchase common equity of the Company equal to 500,000 (Five Hundred Thousand) shares. Such options would be issued at their fair market value set in the Plan and would have an exercise price, vesting schedule and other terms and conditions consistent with the standard terms under such Plan.

4. The Company will also provide you with a Change of Control Agreement to be effective with your date of hire. A form of such agreement will be presented to you during your on-boarding.

Notwithstanding the foregoing, the vesting of the shares shall accelerate under the following circumstances.

a)

In the event that a change of control (as defined in the Plan) occurs within twelve months (12) from the start date of your employment and you are terminated by the Company (or successor entity in such change of control) within ninety (90) days before, or within twelve (12) months after such change of control for any reason

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other than Cause or by you for Good Reason, then immediately upon your termination 50% of the equity grant contemplated in this letter (i.e., 250,000) shares will be deemed fully vested as of the closing date of the change of control.

b)

In the event that a change of control (as defined in the Plan) occurs after twelve months (12) months from the start date of your employment and you are terminated by the Company (or successor entity in such change of control) such change of control for any reason other than Cause or by you for Good Reason, then immediately upon your termination 100% of the equity grant then outstanding will be deemed fully vested as of the closing date of the change of control.

5. In the event that your at-will employment is terminated by the Company without Cause or by you for Good Reason, the Company will pay you the following amounts, subject to your execution of a separation and release agreement: (i) six months’ of your Base Salary, payable in accordance with the Company’s payroll practice, (ii) your monthly health and welfare premium for six months or until you obtain alternative coverage, whichever occurs first, and (iii) your full on-target Annual Incentive for the year in which your employment is terminated, which shall be prorated based on the number of full weeks worked in such year.

6. You will work from our headquarters office in New York City subject to your attendance of meetings at other Company offices and/or at other locations. You will be reimbursed up to a maximum of Twenty-Five Thousand Dollars ($25,000) for relocation expenses

7. During your employment with the Company you will be entitled to participate in all our then current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

8. By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s or its clients’ trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s Chief Executive Officer or Chief Financial Officer. By executing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

9. This offer of employment with the Company is contingent upon (a) our satisfactory completion of reference and background checks, and (b) proof of your authorization to work. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry in clause (a) or receive proof under clause (b), you will be deemed to be a conditional employee.

10. Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate your employment relationship at

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any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Company’s Chief Executive Officer or Chief Financial Officer, and such agreement is expressly acknowledged as an employment contract.

11. This letter together with the NDA contains the entire understanding between you and the Company, supersedes all prior agreements and understandings between you and the Company related to your employment, and is governed by the laws of the State of New York. This letter may not be modified, changed or altered except in writing signed by you and the Company.

We hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and to confirm that no one at the Company has made any other representation to you. The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding.

Sincerely,

SPRINKLR, INC.

/s/ Chris Lynch
Chris Lynch
Chief Financial Officer

Agreed to and Accepted by:

/s/ Grad Conn
Grad Conn

Date: 3/27/2018

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AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of August 28, 2019, by and between Sprinklr, Inc., a Delaware corporation (the “Company”) and Grad Conn (“Executive”).

WHEREAS, Executive and the Company are party to a written agreement governing the terms and conditions of Executive’s employment with the Company or one of its affiliates (the

“Employment Agreement”);

WHEREAS, the Company has adopted the Sprinklr, Inc. Severance and Change in Control Plan, effective May 1, 2019 (the “Executive Severance Plan”); and

WHEREAS, Section 1(l) of the Plan provides that the Executive Severance Plan does not apply to an executive who is party to an individual contractual arrangement with the Company relating to the provision of severance benefits (unless such individual contract has been superseded by the Executive Severance Plan); and

WHEREAS, the Company and Executive desire to enter into this Amendment to amend certain terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.    Executive Severance Plan Controls. You agree that any provision of your Employment Agreement regarding severance and/or change in control benefits are hereby superseded by the Executive Severance Plan, and any such provision of your Employment Agreement shall hereafter have no force or effect.

2.    Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

3.    Governing Law. This Amendment shall be construed and interpreted in accordance with the same choice of laws provision that applies under the Employment Agreement.

4.    Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.

[Signature page follows]

Signature Page to Amendment to Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

SPRINKLR, INC.

By	/s/ Diane Adams
Name:	Diane Adams
Title:	Chief Culture & Talent Officer

ACCEPTED AND AGREED:

/s/ Grad Conn
Grad Conn

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